Exhibit 99.1

CONTACT:
David W. Fry
Executive Vice President, Treasurer and Chief Financial Officer
Flushing Financial Corporation
(718) 961-5400
FOR IMMEDIATE RELEASE

Flushing Financial Corporation Reports 2009 Second Quarter Earnings of
 $0.20 Per Diluted Common Share; Core Earnings of $0.27 Per Diluted Common Share

2009 second quarter highlights and other significant events

•	Core EPS up 35% From Linked Quarter at $0.27 Per Diluted Common Share.
•	Net Interest Income for the 2nd Quarter Grew to $28.9 Million; a Record Level.
•	Net Interest Margin Increased to 2.98%.
•	Loans, Net Grew $55.8 Million, or 1.8%, for the Quarter.
•	Deposits grew $69.9 Million, or 2.7%, for the quarter.
•	Net Charge-Offs for the 2nd Quarter Were 0.19% of Average Loans.
•	$5.0 Million Provision Recorded for Loan Losses in Quarter.
•	Non-Performing Loans Remain Below 2.0% of Gross Loans.
•	$2.0 Million Charge Recorded for FDIC Deposit Insurance Special Assessment.
•	$1.1 Million Other-Than-Temporary Impairment Charge Recorded on Private Label CMO.
•	$0.7 Million Gain on Fair Value Under SFAS No. 159.
•	Regulatory Capital Ratios at June 30, 2009 were 8.11% for Core Capital and 12.48% for Risk-Weighted Capital.
•	Book Value Per Common Share Increased to $11.10.

LAKE SUCCESS, NY – July 27, 2009 - Flushing Financial Corporation (the “Company”) (Nasdaq-GS: FFIC), the parent holding company for Flushing Savings Bank, FSB (the “Bank”), today announced its financial results for the three and six months ended June 30, 2009.

John R. Buran, President and Chief Executive Officer, stated: “We are pleased to report strong core earnings for the second quarter of 2009. Core diluted earnings per common share for the second quarter of 2009 increased $0.07, or 35%, to $0.27 per diluted common share from $0.20 per diluted common share for the first quarter of 2009. Our strong operating performance for the second quarter of 2009 was driven by net interest income that grew to a record level of $28.9 million for the quarter, as the net interest margin increased 26 basis points to 2.98% from 2.72% for the quarter ended March 31, 2009.

“The second quarter of 2009 reflected the same challenges we have faced since early 2008 as the economy remained in a recession. However, we did see a slowdown in the pace of late stage credit deterioration as non-performing loans increased only $1.4 million for the quarter. We recorded a $5.0 million provision for loan losses for the second quarter, which reduced diluted earnings per common share, on an after-tax basis, by $0.13. During the second quarter we also recorded a charge of $2.0 million for a special assessment levied by the FDIC, which reduced diluted earnings per common share, on an after-tax basis, by $0.05, and a $1.1 million other-than-temporary impairment charge on a privately-issued collateralized mortgage obligation held in our investment portfolio, which reduced diluted earnings per common share, on an after-tax basis, by $0.03. These charges were partially offset by net interest income growth of $2.9 million, or 11%, as compared to the first quarter of 2009.

“The growth in net interest income was driven by continued growth in our loan portfolio and deposit base, as both loans and deposits grew to record levels at June 30, 2009. We were also able to further reduce our funding costs, which declined 23 basis points to 3.20% for the second quarter of 2009 from 3.43% for the first quarter of 2009, and declined 65 basis points from 3.85% for the fourth quarter of 2008. A favorable competitive environment as well as our expanded capabilities and product offerings established in the last three years helped to grow transaction accounts by 31% for the first half of 2009, thereby helping to reduce our funding costs.

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Flushing Financial Corporation
July 27, 2009

“While we remain cautious about the economy, we recognize that we have the capital, liquidity, and the credit discipline to pick up market share in this huge New York Metropolitan market, as certain competitors temporarily focus on other matters.

 “The Bank continues to be well-capitalized under regulatory requirements, with tangible and risk-weighted capital ratios of 8.11% and 12.48%, respectively, at June 30, 2009.”

Net income for the quarter ended June 30, 2009 was $5.2 million, a decrease of $1.3 million, or 20.6%, from the $6.5 million earned in the second quarter of 2008.  Diluted earnings per common share for the second quarter were $0.20, a decrease of $0.12, or 37.5%, from the $0.32 earned in the comparable quarter a year ago.

Net income for the six months ended June 30, 2009 was $11.5 million, a decrease of $2.2 million, or 16.0%, from the $13.7 million earned in the comparable 2008 period.  Diluted earnings per common share for the six months ended June 30, 2009 were $0.46, a decrease of $0.21, or 31.3%, from the $0.67 earned in the comparable 2008 period.

Core earnings, which exclude the effects of the Statement of Financial Accounting Standards (“SFAS”) No. 159 and certain non-recurring items, was $6.5 million, or $0.27 per diluted common share, an increase of $1.5 million, or $0.07 per diluted common share, from the first quarter of 2009, and a decrease of $0.2 million, or $0.06 per diluted share, from the $6.7 million, or $0.33 per diluted share, for the second quarter of 2008.  Core earnings during the six months ended June 30, 2009 was $11.5 million, or $0.47 per diluted share, a decrease of $1.9 million, or $0.19 per diluted share from the $13.4 million, or $0.66 per diluted share, for the six months ended June 30, 2008. For a reconciliation of core earnings and core earnings per common share to accounting principles generally accepted in the United States (“GAAP”) net income and GAAP earnings per common share, please refer to the tables in the section titled Reconciliation of GAAP and Core Earnings.

Earnings Summary - Three Months Ended June 30, 2009

For the three months ended June 30, 2009, net interest income was $28.9 million, an increase of $6.8 million, or 30.9%, from $22.1 million for the three months ended June 30, 2008. The increase in net interest income is attributed to an increase in the average balance of interest-earning assets of $567.0 million, to $3,881.7 million for the quarter ended June 30, 2009, combined with an increase in the net interest spread of 31 basis points to 2.80% for the quarter ended June 30, 2009 from 2.49% for the comparable period in 2008. The yield on interest-earning assets decreased 44 basis points to 6.00% for the three months ended June 30, 2009 from 6.44% in the three months ended June 30, 2008. However, this was more than offset by a decline in the cost of funds of 75 basis points to 3.20% for the three months ended June 30, 2009 from 3.95% for the comparable prior year period. The net interest margin improved 31 basis points to 2.98% for the three months ended June 30, 2009 from 2.67% for the three months ended June 30, 2008. Excluding prepayment penalty income, the net interest margin would have been 2.94% and 2.57% for the three month periods ended June 30, 2009 and 2008, respectively.

The decline in the yield of interest-earning assets was primarily due to a 28 basis point reduction in the yield of the loan portfolio combined with a $345.2 million increase in the average balances of the lower yielding securities portfolio, which has a lower yield than the average yield of total interest-earning assets.  The 28 basis point reduction in the yield of the loan portfolio to 6.40% for the quarter ended June 30, 2009 from 6.68% for the quarter ended June 30, 2008 was primarily due to a decline in prepayment penalty income, adjustable rate loans adjusting down as rates have declined, and an increase in non-accrual loans for which we do not accrue interest income.  The yield on the mortgage loan portfolio declined 22 basis points to 6.47% for the three months ended June 30, 2009 from 6.69% for the three months ended June 30, 2008.  The yield on the mortgage loan portfolio, excluding prepayment penalty income, declined 15 basis points to 6.42% for the three months ended June 30, 2009 from 6.57% for the three months ended June 30, 2008. The decline in the yield of interest-earning assets was partially offset by an increase of $226.5 million in the average balance of the loan portfolio to $3,051.7 million for the three months ended June 30, 2009.

The decrease in the cost of interest-bearing liabilities is primarily attributable to the Federal Open Market Committee (“FOMC”) lowering the overnight interest rate throughout 2008, and maintaining the targeted Fed Funds rate in a range of 0.00% to 0.25% during the first half of 2009. This has allowed the Bank to reduce the rates it pays on its deposit products. The cost of certificates of deposit, money market accounts, savings accounts and NOW accounts decreased 85 basis points, 137 basis points, 67 basis points and 87 basis points respectively, for the quarter ended June 30, 2009 compared to the same period in 2008.  This resulted in a decrease in the cost of due to depositors of 98 basis points to 2.66% for the quarter ended June 30, 2009 from 3.64% for the quarter ended June 30, 2008. The cost of borrowed funds also decreased three basis points to 4.62% for the quarter ended June 30, 2009 from 4.65% for the quarter ended June 30, 2008. The combined average balances of lower-costing savings, money market and NOW accounts increased a total of $318.4 million for the quarter ended June 30, 2009 compared to the same period in 2008, while the average balance of higher-costing certificates of deposits increased $211.3 million for the quarter ended June 30, 2009 compared to the comparable period in 2008.  The average balance of borrowed funds declined $42.0 million to $1,069.1 million for the quarter ended June 30, 2009 from $1,111.1 million for the quarter ended June 30, 2008.

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Flushing Financial Corporation
July 27, 2009

The net interest margin for the three months ended June 30, 2009 increased 26 basis points to 2.98% from 2.72% for the quarter ended March 31, 2009. The yield on interest-earning assets increased four basis points during the quarter, while the cost of interest-bearing liabilities decreased 23 basis points. Excluding prepayment penalty income, the net interest margin would have been 2.94% for the quarter ended June 30, 2009, an increase of 27 basis points from 2.67% for the quarter ended March 31, 2009.

A provision for loan losses of $5.0 million was recorded for the quarter ended June 30, 2009 compared to $0.3 million recorded in the quarter ended June 30, 2008. The provision for loan losses recorded in 2009 was primarily due to an increase in both non-performing loans and the level of charge-offs recorded in the second quarter of 2009.  This increase in non-performing loans primarily consists of mortgage loans that are located in the New York City metropolitan market. Prior to 2009, the Bank had recorded minimal losses on mortgage loans, primarily due to conservative underwriting standards that include, among other things, a loan to value ratio of 75% or less and a debt coverage ratio of at least 125%. However, given the increase in non-performing loans, the current economic uncertainties, and the charge-offs recorded in the second quarter of 2009, management, as a result of the regular quarterly analysis of the allowance for loans losses, deemed it necessary to record an additional provision for possible loan losses in the second quarter of 2009.

Non-interest income for the three months ended June 30, 2009 was $2.4 million, a decrease of $0.4 million, or 13.9%, from the three months ended June 30, 2008.  A gain of $0.7 million attributed to changes in the fair value of financial assets and financial liabilities carried at fair value under SFAS No. 159 was recorded for the three months ended June 30, 2009 compared to a loss of $0.3 million for the three months ended June 30, 2008. This was more than offset by a $1.1 million other-than-temporary impairment charge on a collateralized mortgage obligation, and decreases of $0.2 million in dividends received on Federal Home Loan Bank of New York (“FHLB-NY”) stock and $0.2 million in loan fee income.

Non-interest expense was $17.7 million for the three months ended June 30, 2009, an increase of $3.4 million, or 23.7%, from $14.3 million for the three months ended June 30, 2008. Employee salary and benefits increased $0.6 million, which is primarily attributed to the growth of the Bank, including one new branch and the expansion of the collections department, and increased costs for postretirement benefits. Federal Deposit Insurance Corporation (“FDIC”) insurance increased $2.9 million compared to the comparable prior year period, as the FDIC raised the deposit insurance premiums during 2009, and a $2.0 million special assessment was levied during the three months ended June 30, 2009 by the FDIC to partially replenish the deposit insurance fund.  Other operating expense decreased $0.5 million primarily due to the granting of restricted stock unit awards to directors during the first quarter of 2009 as compared to these grants occurring in the second quarter of 2008.  The 2005 Omnibus Plan was amended in January 2009 to change the annual grant date of awards to directors from June to January of each year. The efficiency ratio was 66.3% and 57.6% for the three months ended, June 30, 2009 and 2008, respectively.

Net income for the three months ended June 30, 2009 was $5.2 million, a decrease of $1.3 million or 20.6%, as compared to $6.5 million for the three months ended June 30, 2008. Diluted earnings per common share were $0.20 for the three months ended June 30, 2009, a decrease of $0.12, or 37.5%, from $0.32 for the three months ended June 30, 2008.

Return on average equity was 6.7% for the three months ended June 30, 2009 compared to 11.1% for the three months ended June 30, 2008. Return on average assets was 0.5% for the three months ended June 30, 2009 compared to 0.7% for the three months ended June 30, 2008.

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Flushing Financial Corporation
July 27, 2009

Earnings Summary - Six Months Ended June 30, 2009

For the six months ended June 30, 2009, net interest income was $55.0 million, an increase of $12.2 million, or 28.4%, from $42.8 million for the six months ended June 30, 2008. The increase in net interest income is attributed to an increase in the average balance of interest-earning assets of $597.7 million, to $3,859.6 million for the six months ended June 30, 2009, combined with an increase in the net interest spread of 21 basis points to 2.66% for the six months ended June 30, 2009 from 2.45% for the comparable period in 2008.  The yield on interest-earning assets decreased 57 basis points to 5.98% for the six months ended June 30, 2009 from 6.55% for the six months ended June 30, 2008. However, this was more than offset by a decline in the cost of funds of 78 basis points to 3.32% for the six months ended June 30, 2009 from 4.10% for the comparable prior year period. The net interest margin improved 23 basis points to 2.85% for the six months ended June 30, 2009 from 2.62% for the six months ended June 30, 2008. Excluding prepayment penalty income, the net interest margin would have been 2.81% and 2.50% for the six month periods ended June 30, 2009 and 2008, respectively.

The decline in the yield of interest-earning assets was primarily due to a 43 basis point reduction in the yield of the loan portfolio combined with a $357.6 million increase in the combined average balances of the lower yielding securities portfolio and interest-earning deposits, with each having a lower yield than the average yield of total interest-earning assets.  The 43 basis point reduction in the yield of the loan portfolio to 6.37% for the six months ended June 30, 2009 from 6.80% for the six months ended June 30, 2008 was primarily due to a decline in prepayment penalty income, adjustable rate loans adjusting down as rates have continued to decline, and an increase in non-accrual loans for which we do not accrue interest income.  The yield on the mortgage loan portfolio declined 36 basis points to 6.44% for the six months ended June 30, 2009 from 6.80% for the six months ended June 30, 2008.  The yield on the mortgage loan portfolio, excluding prepayment penalty income, declined 27 basis points to 6.38% for the six months ended June 30, 2009 from 6.65% for the six months ended June 30, 2008. The decline in the yield of interest-earning assets was partially offset by an increase of $240.0 million in the average balance of the loan portfolio to $3,019.0 million for the six months ended June 30, 2009.

The decrease in the cost of interest-bearing liabilities is primarily attributed to the FOMC lowering the overnight interest rate throughout 2008, and maintaining the targeted Fed Funds rate in a range of 0.00% to 0.25% during the first half of 2009. This has allowed the Bank to reduce the rates it pays on its deposit products. The cost of certificates of deposit, money market accounts, savings accounts and NOW accounts decreased 91 basis points, 158 basis points, 73 basis points and 63 basis points respectively, for the six months ended June 30, 2009 compared to the same period in 2008.  This resulted in a decrease in the cost of due to depositors of 103 basis points to 2.81% for the six months ended June 30, 2009 from 3.84% for the six months ended June 30, 2008. The cost of borrowed funds also decreased seven basis points to 4.62% for the six months ended June 30, 2009 from 4.69% for the six months ended June 30, 2008. The combined average balances of lower-costing savings, money market and NOW accounts increased a total of $290.8 million for the six months ended June 30, 2009 compared to the same period in 2008, while the average balance of higher-costing certificates of deposits increased $269.0 million for the six months ended June 30, 2009 compared to the comparable period in 2008. The average balance of borrowed funds declined $41.8 million to $1,066.0 million for the six months ended June 30, 2009 from $1,107.7 million for the quarter ended June 30, 2008.

A provision for loan losses of $9.5 million was recorded for the six months ended June 30, 2009 compared to $0.6 million recorded in the six months ended June 30, 2008. The provision for loan losses recorded in 2009 was primarily due to an increase in both non-performing loans and the level of charge-offs recorded in 2009.  This increase in non-performing loans primarily consists of mortgage loans that are located in the New York City metropolitan market. Prior to 2009, the Bank had recorded minimal losses on mortgage loans, primarily due to conservative underwriting standards that include, among other things, a loan to value ratio of 75% or less and a debt coverage ratio of at least 125%. However, given the increase in non-performing loans, the current economic uncertainties, and the charge-offs recorded in the second quarter of 2009, management, as a result of the regular quarterly analysis of the allowance for loans losses, deemed it necessary to record an additional provision for possible loan losses in the six months ended 2009.

Non-interest income increased $0.3 million, or 4.9%, for the six months ended June 30, 2009 to $7.0 million, as compared to $6.7 million for the six months ended June 30, 2008. A gain of $3.1 million attributed to changes in the fair value of financial assets and financial liabilities carried at fair value under SFAS No. 159 was recorded for the six months ended June 30, 2009 compared to a loss of $1.9 million for the six months ended June 30, 2008. This was partially offset by a $1.1 million other-than-temporary impairment charge on a collateralized mortgage obligation and decreases of $0.8 million in dividends received on FHLB-NY stock and $0.5 million in loan fee income. The six months ended June 30, 2008 also included income of $2.4 million representing a partial recovery of a loss sustained in 2002 on a WorldCom, Inc. senior note. This amount was received as a result of a class action litigation settlement.

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Flushing Financial Corporation
July 27, 2009

Non-interest expense was $33.7 million for the six months ended June 30, 2009, an increase of $6.2 million, or 22.4%, from $27.5 million for the six months ended June 30, 2008. Employee salary and benefits increased $1.6 million, which is primarily attributed to the growth of the Bank, including one new branch and the expansion of the collections department, and increased costs for postretirement benefits. Occupancy and equipment, professional services, and data processing increased $0.2 million, $0.4 million and $0.2 million, respectively, primarily due to the growth of the Bank.  FDIC insurance increased $3.6 million compared to the comparable prior year period, as the FDIC raised the deposit insurance premiums during 2009, and a $2.0 million special assessment was levied during the three months ended June 30, 2009 by the FDIC to partially replenish the deposit insurance fund.  The efficiency ratio was 66.6% and 56.9% for the six month periods ended June 30, 2009 and 2008, respectively.

Net income for the six months ended June 30, 2009 was $11.5 million, a decrease of $2.2 million or 16.0%, as compared to $13.7 million for the six months ended June 30, 2008. Diluted earnings per common share were $0.46 for the six months ended June 30, 2009, a decrease of $0.21, or 31.3%, from $0.67 in the six months ended June 30, 2008.

Return on average equity was 7.5% for the six months ended June 30, 2009 compared to 11.7% for the six months ended June 30, 2008. Return on average assets was 0.6% for the six months ended June 30, 2009 compared to 0.8% for the six months ended June 30, 2008.

Balance Sheet Summary

At June 30, 2009, total assets were $4,063.6 million, an increase of $114.1 million, or 2.9%, from $3,949.5 million at December 31, 2008. Total loans, net increased $123.9 million, or 4.2%, during the six months ended June 30, 2009 to $3,084.5 million from $2,960.7 million at December 31, 2008. Loan originations and purchases were $244.6 million for the six months ended June 30, 2009, a decrease of $142.5 million from $387.1 million for the six months ended June 30, 2008, as loan demand has declined due to the current economic environment. At June 30, 2009, loan applications in process totaled $218.5 million, compared to $320.6 million at June 30, 2008 and $185.4 million at December 31, 2008. The following table shows loan originations and purchases for the periods indicated.

	For the three months		For the six months
	ended June 30,		ended June 30,
(In thousands)	2009	2008	2009	2008
Multi-family residential	$55,584	$28,487	$92,531	$75,969
Commercial real estate	11,983	49,978	48,645	92,911
One-to-four family – mixed-use property	7,665	37,284	13,773	71,902
One-to-four family – residential	15,215	25,824	22,229	93,845
Construction	4,735	8,606	10,016	18,108
Small Business Administration	169	3,635	1,281	6,830
Taxi Medallion	15,256	-	38,162	3,156
Commercial business and other loans	10,481	11,175	17,949	24,368
Total	$121,088	$164,989	$244,586	$387,089

Loan purchases included in the table above totaled $35.4 million and $65.3 million for the six months ended June 30, 2009 and 2008, respectively, and $14.5 million and $12.4 million for the three months ended June 30, 2009 and 2008, respectively.

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Flushing Financial Corporation
July 27, 2009

As the Bank continues to increase its loan portfolio, management continues to adhere to the Bank’s conservative underwriting standards. Non-accrual loans and charge-offs from impaired loans have increased, primarily due to the current economic environment. The Bank takes a proactive approach to managing delinquent loans, including conducting site examinations and encouraging borrowers to meet with a Bank representative. The Bank has been developing short-term payment plans that enable certain borrowers to bring their loans current. The Bank reviews its delinquencies on a loan by loan basis, diligently exploring ways to help borrowers meet their obligations and return them back to current status as soon as possible. The Bank has increased staffing to handle delinquent loans by hiring people experienced in loan workouts. The Bank’s non-performing assets were $61.5 million at June 30, 2009 an increase of $1.4 million from $60.2 million at March 31, 2009, and an increase of $20.8 million from $40.7 million at December 31, 2008. Total non-performing assets as a percentage of total assets were 1.51% at June 30, 2009 compared to 1.48% at March 31, 2009 and 1.03% as of December 31, 2008. The ratio of allowance for loan losses to total non-performing loans was 24% at June 30, 2009, compared to 26% at March 31, 2009 and 28% at December 31, 2008. The following table shows non-performing assets at the periods indicated:

	June 30,	March 31,	December 31,
(In thousands)	2009	2009	2008
Loans 90 days or more past due and still accruing:
Commercial real estate	$-	$-	$425
One-to-four family - residential	1,935	1,518	889
Total	1,935	1,518	1,314
Non-accrual loans:
Multi-family residential	20,490	19,113	12,010
Commercial real estate	9,180	11,533	7,409
One-to-four family - mixed-use property	19,346	16,738	10,639
One-to-four family - residential	3,042	1,354	1,122
Construction	3,898	3,757	4,457
Small business administration	271	246	354
Commercial business and other	2,701	5,173	2,667
Total	58,928	57,914	38,658

Total non-performing loans	60,863	59,432	39,972

Other non-performing assets:
Real estate acquired through foreclosure	509	125	125
Investment securities	172	607	607
Total	681	732	732

Total non-performing assets	$61,544	$60,164	$40,704

During the six months ended June 30, 2009, the Bank had $6.1 million in net charge-offs of impaired loans. The following table shows net loan charge-offs for the periods indicated by type of loan:

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Flushing Financial Corporation
July 27, 2009

	For the three months		For the six months
	ended June 30,		ended June 30,
(In thousands)	2009	2008	2009	2008
Multi-family residential	$1,524	$138	$1,532	$138
Commercial real estate	16	-	16	-
One-to-four family – mixed-use property	706	-	706	-
One-to-four family – residential	55	-	55	-
Construction	407	-	407	-
Small Business Administration	264	74	497	160
Commercial business and other loans	2,881	1	2,888	1
Total	$5,853	$213	$6,101	$299

The net charge-offs shown in the above table include loans that were fully charged-off and loans that were written down to their current value. Loans that were written down to their current value were due to the Bank receiving updated appraisals or revising the estimated fair value for the impaired loans. These values were compared to the related loan balances, and, if necessary, charge-offs were recorded to reduce the carrying amount of each loan to its estimated current value.

During the six months ended June 30, 2009, mortgage-backed securities increased $8.9 million to $683.7 million, while other securities decreased $31.7 million to $40.8 million. During the six months ended June 30, 2009, there were purchases of $85.6 million of mortgage-backed securities. Other securities primarily consists of securities issued by government agencies and mutual or bond funds that invest in government and government agency securities.

Total liabilities were $3,751.5 million at June 30, 2009, an increase of $103.5 million, or 2.8%, from December 31, 2008. During the six months ended June 30, 2009, due to depositors increased $213.9 million to $2,651.5 million, as a result of increases of $201.3 million core deposits and $12.7 million in certificates of deposit. Borrowed funds decreased $99.1 million as loan growth was more than funded by deposit growth. In addition, mortgagors’ escrow deposits decreased $1.8 million during the six months ended June 30, 2009.

Total stockholders’ equity increased $10.6 million, or 3.5%, to $312.0 million at June 30, 2009 from $301.5 million at December 31, 2008. The increase is primarily due to net income of $11.5 million and an increase in other comprehensive income of $3.4 million for the six months ended June 30, 2009. This was partially offset by the declaration and payment of dividends on the Company’s common stock and preferred stock of $5.4 million and $1.4 million, respectively. The exercise of stock options increased stockholders’ equity by $0.6 million, including the income tax benefit realized by the Company upon the exercise of options. Book value per common share was $11.10 at June 30, 2009, compared to $10.70 per common share at December 31, 2008 and $11.10 per common share at June 30, 2008.

The Company did not repurchase any shares during the quarter ended June 30, 2009 under its current stock repurchase program. At June 30, 2009, 362,050 shares remain to be repurchased under the current stock repurchase program. As a condition of the Company’s participation in the U.S. Treasury’s Capital Purchase Program, common shares may not be purchased for the next three years without approval of the U.S. Treasury unless the preferred shares are redeemed or transferred to a third party. As of the date of the press release, the Company has not requested approval from the U.S. Treasury to repurchase common shares.

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Flushing Financial Corporation
July 27, 2009

Reconciliation of GAAP and Core Earnings

Although core earnings are not a measure of performance calculated in accordance with GAAP, the Company believes that its core earnings are an important indication of performance through ongoing operations. The Company believes that core earnings are useful to management and investors in evaluating its ongoing operating performance, and in comparing its performance with other companies in the banking industry, particularly those that have not adopted SFAS No. 159. Core earnings should not be considered in isolation or as a substitute for GAAP earnings. During the periods presented the Company calculated core earnings by adding back or subtracting the fair value gain or loss recorded under SFAS No.159 and the income or expense of certain non-recurring items listed below.

	Three Months Ended			Six Months Ended
	June 30,	June 30,	March 31,	June 30,	June 30,
	2009	2008	2009	2009	2008
	(In thousands, except per share data)

GAAP net income	$5,162	$6,499	$6,309	$11,471	$13,650
Net gain under SFAS No. 159, net of tax	(390)	189	(1,304)	(1,694)	1,085
Other-than-temporary impairment charge, net of tax	633	-	-	633	-
Net gain on sale of securities, net of tax	(13)	-	-	(13)	-
FDIC special assessment, net of tax	1,114	-	-	1,114	-
Partial recovery of WorldCom, Inc. loss, net of tax	-	-	-	-	(1,352)
Core net income	$6,506	$6,688	$5,005	$11,511	$13,383

GAAP diluted earnings per common share	$0.20	$0.32	$0.26	$0.46	$0.67
Net gain under SFAS No. 159, net of tax	(0.02)	0.01	(0.06)	(0.08)	0.06
Other-than-temporary impairment charge, net of tax	0.03	-	-	0.03	-
Net gain on sale of securities, net of tax	-	-	-	-	-
FDIC special assessment, net of tax	0.05	-	-	0.05	-
Partial recovery of WorldCom, Inc. loss, net of tax	-	-	-	-	(0.07)
Core diluted earnings per common share*	$0.27	$0.33	$0.20	$0.47	$0.66

* Core diluted earnings per common share may not foot due to rounding.

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Flushing Financial Corporation
July 27, 2009

About Flushing Financial Corporation

Flushing Financial Corporation is the parent holding company for Flushing Savings Bank, FSB, a federally chartered stock savings bank insured by the FDIC. The Bank serves consumers and businesses by offering a full complement of deposit, loan, and cash management services through its fifteen banking offices located in Queens, Brooklyn, Manhattan, and Nassau County. The Bank also operates an online banking division, iGObanking.com®, which enables the Bank to expand outside of its current geographic footprint. In 2007, the Bank established Flushing Commercial Bank, a wholly-owned subsidiary, to provide banking services to public entities including counties, towns, villages, school districts, libraries, fire districts and the various courts throughout the metropolitan area.

Additional information on Flushing Financial Corporation may be obtained by visiting the Company’s website at http://www.flushingsavings.com.

 “Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Statements in this Press Release relating to plans, strategies, economic performance and trends, projections of results of specific activities or investments and other statements that are not descriptions of historical facts may be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking information is inherently subject to risks and uncertainties, and actual results could differ materially from those currently anticipated due to a number of factors, which include, but are not limited to, risk factors discussed in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008 and in other documents filed by the Company with the Securities and Exchange Commission from time to time. Forward-looking statements may be identified by terms such as “may”, “will”, “should”, “could”, “expects”, “plans”, “intends”, “anticipates”, “believes”, “estimates”, “predicts”, “forecasts”, “potential” or “continue” or similar terms or the negative of these terms. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. The Company has no obligation to update these forward-looking statements.

- Statistical Tables Follow -

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Flushing Financial Corporation
July 27, 2009

FLUSHING FINANCIAL CORPORATION and SUBSIDIARIES
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(Dollars in Thousands Except Per Share Data)
(Unaudited)

	June 30,	December 31,
	2009	2008
ASSETS
Cash and due from banks	$45,054	$30,404
Securities available for sale:
Mortgage-backed securities	683,701	674,764
Other securities	40,797	72,497
Loans:
Multi-family residential	1,067,067	999,185
Commercial real estate	779,194	752,120
One-to-four family ― mixed-use property	745,205	751,952
One-to-four family ― residential	241,295	238,711
Co-operative apartments	6,445	6,566
Construction	102,810	103,626
Small Business Administration	18,712	19,671
Taxi medallion	45,713	12,979
Commercial business and other	75,421	69,759
Net unamortized premiums and unearned loan fees	17,098	17,121
Allowance for loan losses	(14,427)	(11,028)
Net loans	3,084,533	2,960,662
Interest and dividends receivable	19,084	18,473
Bank premises and equipment, net	22,851	22,806
Federal Home Loan Bank of New York stock	44,979	47,665
Bank owned life insurance	58,702	57,499
Goodwill	16,127	16,127
Core deposit intangible	2,108	2,342
Other assets	45,643	46,232
Total assets	$4,063,579	$3,949,471

LIABILITIES
Due to depositors:
Non-interest bearing	$87,025	$69,624
Interest-bearing:
Certificate of deposit accounts	1,449,110	1,436,450
Savings accounts	435,802	359,595
Money market accounts	327,324	306,178
NOW accounts	352,273	265,762
Total interest-bearing deposits	2,564,509	2,367,985
Mortgagors' escrow deposits	29,439	31,225
Borrowed funds	1,039,856	1,138,949
Other liabilities	30,701	40,196
Total liabilities	3,751,530	3,647,979

STOCKHOLDERS' EQUITY
Preferred stock ($0.01 par value; 5,000,000 shares authorized; 70,000 shares issued at June 30, 2009 and December 31, 2008; liquidation preference value of $70,000)	1	1
Common stock ($0.01 par value; 40,000,000 shares authorized; 21,801,049 shares and 21,625,709 shares issued at June 30, 2009 and December 31, 2008, respectively; 21,796,604 shares and 21,625,709 shares outstanding at June 30, 2009 and December 31, 2008, respectively)	218	216
Additional paid-in capital	153,009	150,662
Treasury stock (4,445 and none at June 30, 2009 and December 31, 2008, respectively)	(48)	-
Unearned compensation	(935)	(1,300)
Retained earnings	176,674	172,216
Accumulated other comprehensive loss, net of taxes	(16,870)	(20,303)
Total stockholders' equity	312,049	301,492

Total liabilities and stockholders' equity	$4,063,579	$3,949,471

Flushing Financial Corporation
July 27, 2009

FLUSHING FINANCIAL CORPORATION and SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(Dollars in Thousands Except Per Share Data)
(Unaudited)

	For the three months		For the six months
	ended June 30,		ended June 30,
	2009	2008	2009	2008

Interest and dividend income
Interest and fees on loans	$48,851	$47,166	$96,227	$94,477
Interest and dividends on securities:
Interest	8,972	5,081	18,309	10,036
Dividends	366	936	778	1,800
Other interest income	14	179	57	476
Total interest and dividend income	58,203	53,362	115,371	106,789

Interest expense
Deposits	16,929	18,356	35,756	37,988
Other interest expense	12,353	12,913	24,638	25,993
Total interest expense	29,282	31,269	60,394	63,981

Net interest income	28,921	22,093	54,977	42,808
Provision for loan losses	5,000	300	9,500	600
Net interest income after provision for loan losses	23,921	21,793	45,477	42,208

Non-interest income
Loan fee income	513	698	930	1,396
Banking services fee income	421	396	867	838
Net gain on sale of loans held for sale	-	-	-	31
Net gain on sale of loans	-	47	-	69
Net gain from sale of securities	23	-	23	-
Net gain (loss) from fair value adjustments	703	(339)	3,052	(1,941)
Other-than-temporary impairment charge	(1,140)	-	(1,140)	-
Federal Home Loan Bank of New York stock dividends	610	854	956	1,735
Bank owned life insurance	604	549	1,203	1,103
Other income	627	536	1,150	3,482
Total non-interest income	2,361	2,741	7,041	6,713

Non-interest expense
Salaries and employee benefits	7,396	6,827	14,867	13,281
Occupancy and equipment	1,624	1,585	3,398	3,221
Professional services	1,547	1,386	3,202	2,769
FDIC deposit insurance	3,220	311	4,197	566
Data processing	1,083	928	2,172	1,973
Depreciation and amortization	682	597	1,304	1,191
Other operating expenses	2,170	2,690	4,574	4,540
Total non-interest expense	17,722	14,324	33,714	27,541

Income before income taxes	8,560	10,210	18,804	21,380

Provision for income taxes
Federal	1,203	2,931	4,298	6,095
State and local	2,195	780	3,035	1,635
Total taxes	3,398	3,711	7,333	7,730

Net income	$5,162	$6,499	$11,471	$13,650

Basic earnings per common share	$0.20	$0.32	$0.46	$0.68
Diluted earnings per common share	$0.20	$0.32	$0.46	$0.67
Dividends per common share	$0.13	$0.13	$0.26	$0.26

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Flushing Financial Corporation
July 27, 2009

FLUSHING FINANCIAL CORPORATION and SUBSIDIARIES
SELECTED CONSOLIDATED FINANCIAL DATA
(Dollars in Thousands Except Share Data)
(Unaudited)

	At or for the three months				At or for the six months
	ended June 30,				ended June 30,
	2009		2008		2009		2008
Per Share Data
Basic earnings per share	$0.20		$0.32		$0.46		$0.68
Diluted earnings per share	$0.20		$0.32		$0.46		$0.67
Average number of shares outstanding for:
Basic earnings per common share computation (1)	20,718,175		20,141,874		20,654,351		20,065,126
Diluted earnings per common share computation (1)	20,718,375		20,377,457		20,657,511		20,261,782
Book value per common share (2)	$11.10		$11.10		$11.10		$11.10

Average Balances
Total loans, net	$3,051,743		$2,825,270		$3,019,033		$2,779,031
Total interest-earning assets	3,881,724		3,314,705		3,859,630		3,261,979
Total assets	4,062,815		3,505,137		4,042,492		3,451,608
Total due to depositors	2,544,960		2,015,238		2,538,563		1,978,718
Total interest-bearing liabilities	3,654,800		3,167,284		3,641,800		3,122,074
Stockholders' equity	309,739		235,089		304,670		234,085

Performance Ratios (3)
Return on average assets	0.51%		0.74%		0.57%		0.79%
Return on average equity	6.67		11.06		7.53		11.66
Yield on average interest-earning assets	6.00		6.44		5.98		6.55
Cost of average interest-bearing liabilities	3.20		3.95		3.32		4.10
Interest rate spread during period	2.80		2.49		2.66		2.45
Net interest margin	2.98		2.67		2.85		2.62
Non-interest expense to average assets	1.74		1.63		1.67		1.60
Efficiency ratio	66.28		57.59		66.60		56.85
Average interest-earning assets to average interest-bearing liabilities	1.06	X	1.05	X	1.06	X	1.04	X

(1)	Reflects the adoption of FSP EITF 03-6-1, “Determining Whether Instruments Granted in Share-Based Payment Transactions are Participating Securities,” which has been applied retrospectively.
(2)
Calculated by dividing common stockholders’ equity of $242.0 million and $239.6 million at June 30, 2009 and 2008, respectively, by 21,796,604 and 21,585,979 shares outstanding at June 30, 2009 and 2008, respectively. Common stockholders’ equity is total stockholders’ equity less the liquidation preference value of preferred shares outstanding.

(3)	Ratios for the three and six month periods ended June 30, 2009 and 2008 are presented on an annualized basis.

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Flushing Financial Corporation
July 27, 2009

FLUSHING FINANCIAL CORPORATION and SUBSIDIARIES
SELECTED CONSOLIDATED FINANCIAL DATA
(Dollars in Thousands)
(Unaudited)

	At or for the six months ended June 30, 2009	At or for the year ended December 31, 2008

Selected Financial Ratios and Other Data

Regulatory capital ratios (for Flushing Savings Bank only):
Tangible capital (minimum requirement = 1.5%)	8.11%	7.92%
Leverage and core capital (minimum requirement = 3%)	8.11	7.92
Total risk-based capital (minimum requirement = 8%)	12.48	13.02

Capital ratios:
Average equity to average assets	7.54%	6.54%
Equity to total assets	7.68	7.63

Asset quality:
Non-accrual loans	$58,928	$38,658
Non-performing loans	60,863	39,972
Non-performing assets	61,544	40,704
Net charge-offs	6,101	1,205

Asset quality ratios:
Non-performing loans to gross loans	1.97%	1.35%
Non-performing assets to total assets	1.51	1.03
Allowance for loan losses to gross loans	0.47	0.37
Allowance for loan losses to non-performing assets	23.44	27.09
Allowance for loan losses to non-performing loans	23.70	27.59

Full-service customer facilities	15	14

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Flushing Financial Corporation
July 27, 2009

FLUSHING FINANCIAL CORPORATION and SUBSIDIARIES
NET INTEREST MARGIN
(Dollars in Thousands)
(Unaudited)

	For the three months ended June 30,
	2009				2008
	Average		Yield/		Average		Yield/
	Balance	Interest	Cost		Balance	Interest	Cost
Assets
Interest-earning assets:
Mortgage loans, net (1)	$2,920,786	$47,250	6.47%		$2,711,194	$45,342	6.69%
Other loans, net (1)	130,957	1,601	4.89		114,076	1,824	6.40
Total loans, net	3,051,743	48,851	6.40		2,825,270	47,166	6.68
Mortgage-backed securities	734,149	8,671	4.72		370,665	4,772	5.15
Other securities	61,493	667	4.34		79,770	1,245	6.24
Total securities	795,642	9,338	4.69		450,435	6,017	5.34
Interest-earning deposits and federal funds sold	34,339	14	0.16		39,000	179	1.84
Total interest-earning assets	3,881,724	58,203	6.00		3,314,705	53,362	6.44
Other assets	181,091				190,432
Total assets	$4,062,815				$3,505,137

Liabilities and Equity
Interest-bearing liabilities:
Deposits:
Savings accounts	$416,584	1,432	1.37		$374,567	1,912	2.04
NOW accounts	371,975	1,430	1.54		112,657	680	2.41
Money market accounts	313,366	1,275	1.63		296,297	2,225	3.00
Certificate of deposit accounts	1,443,035	12,776	3.54		1,231,717	13,521	4.39
Total due to depositors	2,544,960	16,913	2.66		2,015,238	18,338	3.64
Mortgagors' escrow accounts	40,739	16	0.16		40,972	18	0.18
Total deposits	2,585,699	16,929	2.62		2,056,210	18,356	3.57
Borrowed funds	1,069,101	12,353	4.62		1,111,074	12,913	4.65
Total interest-bearing liabilities	3,654,800	29,282	3.20		3,167,284	31,269	3.95
Non interest-bearing deposits	71,434				81,278
Other liabilities	26,842				21,486
Total liabilities	3,753,076				3,270,048
Equity	309,739				235,089
Total liabilities and equity	$4,062,815				$3,505,137

Net interest income /net interest rate spread		$28,921	2.80%			$22,093	2.49%

Net interest-earning assets /net interest margin	$226,924		2.98%		$147,421		2.67%

Ratio of interest-earning assets to interest-bearing liabilities			1.06	X			1.05	X

(1)
Loan interest income includes loan fee income (which includes net amortization of deferred fees and costs, late charges, and prepayment penalties) of approximately $0.2 million and $0.8 million for the three-month periods ended June 30, 2009 and 2008, respectively.

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Flushing Financial Corporation
July 27, 2009

FLUSHING FINANCIAL CORPORATION and SUBSIDIARIES
NET INTEREST MARGIN
(Dollars in Thousands)
(Unaudited)

	For the six months ended June 30,
	2009				2008
	Average		Yield/		Average		Yield/
	Balance	Interest	Cost		Balance	Interest	Cost
Assets
Interest-earning assets:
Mortgage loans, net (1)	$2,896,094	$93,252	6.44%		$2,655,935	$90,254	6.80%
Other loans, net (1)	122,939	2,975	4.84		123,096	4,223	6.86
Total loans, net	3,019,033	96,227	6.37		2,779,031	94,477	6.80
Mortgage-backed securities	718,831	17,584	4.89		365,078	9,400	5.15
Other securities	67,363	1,503	4.46		78,483	2,436	6.21
Total securities	786,194	19,087	4.86		443,561	11,836	5.34
Interest-earning deposits and federal funds sold	54,403	57	0.21		39,387	476	2.42
Total interest-earning assets	3,859,630	115,371	5.98		3,261,979	106,789	6.55
Other assets	182,862				189,629
Total assets	$4,042,492				$3,451,608

Liabilities and Equity
Interest-bearing liabilities:
Deposits:
Savings accounts	$404,855	3,010	1.49		$367,561	4,086	2.22
NOW accounts	344,030	2,937	1.71		93,901	1,100	2.34
Money market accounts	310,055	2,799	1.81		306,649	5,193	3.39
Certificate of deposit accounts	1,479,623	26,976	3.65		1,210,607	27,575	4.56
Total due to depositors	2,538,563	35,722	2.81		1,978,718	37,954	3.84
Mortgagors' escrow accounts	37,263	34	0.18		35,613	34	0.19
Total deposits	2,575,826	35,756	2.78		2,014,331	37,988	3.77
Borrowed funds	1,065,974	24,638	4.62		1,107,743	25,993	4.69
Total interest-bearing liabilities	3,641,800	60,394	3.32		3,122,074	63,981	4.10
Non interest-bearing deposits	69,259				75,004
Other liabilities	26,763				20,445
Total liabilities	3,737,822				3,217,523
Equity	304,670				234,085
Total liabilities and equity	$4,042,492				$3,451,608

Net interest income /net interest rate spread		$54,977	2.66%			$42,808	2.45%

Net interest-earning assets /net interest margin	$217,830		2.85%		$139,905		2.62%

Ratio of interest-earning assets to interest-bearing liabilities			1.06	X			1.04	X

(1)
Loan interest income includes loan fee income (which includes net amortization of deferred fees and costs, late charges, and prepayment penalties) of approximately $0.5 million and $2.1 million for the six-month periods ended June 30, 2009 and 2008, respectively.

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